Exhibit 10.1
INTERNATIONAL STAR, INC.

OFFICER EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT by and between International Star, Inc. and Sterling M. Redfern.

For good considerations, International Star, Inc. shall employ and Sterling M. Redfern agrees to be employed on the following terms:

1.	Effective Date: Employment shall commence on April 1, 2008, time being of the essence.

2.	Duties: Sterling M. Redfern agrees to perform the following duties:

To act in the normal capacity of President.

Mr. Redfern shall also perform such further duties as are incidental or implied from the foregoing, consistent with his background, training and qualifications or may be reasonably delegated as being in the best interests of International Star, Inc.  Mr. Redfern shall expend his best efforts on behalf of International Star, Inc. and agrees to abide by all reasonable International Star, Inc. policies and decisions now and hereinafter existing.

3.	Term: Sterling M. Redfern’s employment shall continue for a period of one (1) year, beginning on the effective date of this agreement.

4.	Compensation: Sterling M. Redfern shall be paid the following compensation:

a)	Annual salary: Forty-two Thousand and No/100 Dollars ($42,000), to be paid on monthly terms.
b)	Stock options of 5,000,000 shares at $.01 and 5,000,000 shares are $.03 based on the stock option plan adopted by International Star, Inc. on December 1, 2006.

5.	Termination: This agreement may be earlier terminated upon:

a)	Death of Sterling M. Redfern or illness or incapacity that prevents Mr. Redfern from substantially performing the normal duties associated with his position.

b)	Breach of agreement by Sterling M. Redfern.

6.
Renewal:  Should Sterling M. Redfern remain in the employ of International Star, Inc. after the termination of this Agreement, the terms of this Agreement shall remain in full force and effect except that the continued term of employment shall be at the will of the parties, and can be ended at any time, for any reason, by either party.

7.	Miscellaneous:

a)	Sterling M. Redfern agrees that during the term of this agreement and for a period of two years hereafter, he will not:

i) Induce or attempt to induce any employee to leave International Star, Inc.’s employ;

ii) Interfere with or disrupt International Star, Inc.’s relationship with any of its employees;

iii)         Solicit or employ any person employed by International Star, Inc..

b)
This agreement shall not be assignable by either party, provided that upon any sale of this business by International Star, Inc., International Star, Inc. may assign this agreement to its successor or Sterling M. Redfern may terminate same.

c)	In the event of any dispute under this agreement, it shall be resolved through binding arbitration in accordance with the laws of the state of Nevada.

d)	This constitutes the entire agreement between the parties. Any modification must be in writing.

8.	Business Expenses: All actual and reasonable business expense incurred by Sterling M. Redfern is fully reimbursable by the Company.

Dated:  March 19, 2008
Accepted by:

/s/ Sterling M. Redfern	/s/ Jacqulyn B. Wine
Sterling M. Redfern	Jacqulyn B. Wine, Secretary